------
FORM 4
------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

/X/ Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue.
    SEE Instruction 1(b).

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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
1. Name and Address of                2. Issuer Name AND Ticker     6. Relationship of Reporting Person(s) to Issuer
Reporting Person*                        or Trading Symbol             (Check all applicable)
Resource Investors                       Texoil, Inc. (TXLI)           / / Director               /X/ 10% Owner
Management Company                                                     / / Officer (give title)   / / Other (Specify below)

                                                                                                      ---------------------
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(Last)    (First)    (Middle)         3. IRS or Social Security     4. Statement
                                         Number of Reporting           for Month/Year
22 Waterville Road                       Person (Voluntary)            Sept. 00


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  (Street)                                                          5. If Amendment,      7. Individual or Joint/Group Filing
Avon      CT  06001                                                    Date of Original      (Check Applicable Line)
                                                                       (Month/Year)          / / Form filed by One Reporting Person
                                                                                             /X/ Form filed by More than One
                                                                                                 Reporting Person

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(City)   (State)   (Zip)


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


TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED


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1. Title of Security                      2.Trans-   3.Trans-  4. Securities Acquired 5. Amount of    6. Ownership    7. Nature if
(Instr. 3)                                  action     action     (A) or Disposed of     Securities      Form:           Indirect
                                            Date       Code       (D) (Instr. 3,         Beneficially    Direct (D) or   Beneficial
                                            (Month/    (Instr.    4 and 5)               Owned at End    Indirect (I)    Ownership
                                            Day/Year)  8)                                of Month        (Instr. 4)      (Instr. 4)
                                                                                         (Instr. 3
                                                                                         and 4)
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                                                                         (A)
                                                       Code  V    Amount or    Price
                                                                         (D)
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
Common Stock, $.01 par value per share      9/5/2000     S       40,000   D     $8.688  See Schedule   See Schedule   See Schedule
                                                                                              A             A               A
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Common Stock, $.01 par value per share      9/5/2000     S       10,000   D     $8.750  See Schedule   See Schedule   See Schedule
                                                                                              A             A               A
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Common Stock, $.01 par value per share      9/7/2000     S       10,000   D     $8.530  See Schedule   See Schedule   See Schedule
                                                                                              A             A               A
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Common Stock, $.01 par value per share      9/8/2000     S       12,500   D     $8.000  See Schedule   See Schedule   See Schedule
                                                                                              A             A               A
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Common Stock, $.01 par value per share      9/11/2000    S       30,000   D     $8.000  See Schedule   See Schedule   See Schedule
                                                                                              A             A               A
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Common Stock, $.01 par value per share      9/12/2000    S       17,715   D     $8.080  See Schedule   See Schedule   See Schedule
                                                                                              A             A               A
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Common Stock, $.01 par value per share      9/15/2000    S       10,000   D     $7.875  See Schedule   See Schedule   See Schedule
                                                                                              A             A               A
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Common Stock, $.01 par value per share      9/18/2000    S       30,000   D     $7.720  See Schedule   See Schedule   See Schedule
                                                                                              A             A               A
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


*    If the form is filed by more than one reporting person, SEE Instruction
     4(b)(v).

     Reminder: Report on a separate line for each class of securities
     beneficially owned directly or indirectly.                          (Over)

                            (Print or Type Response)

           TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR
                BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS,
                        OPTIONS, CONVERTIBLE SECURITIES)

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1.Title of     2.Conver-   3.Trans-  4.Trans-  5. Number of     6. Date Exer-  7. Title and  8.Price  9.Number 10.Owner- 11.Nature
  Derivative     sion or     action    action     Derivative       cisable and    Amount of    of       of        ship      of
  Security       Exercise    Date      Code       Securities       Expiration     underlying   Deriv-   Deriv-    Form of   Indirect
  (Instr. 3)     Price of    (Month    (Instr.8)  Acquired (A)     Date           Securities   ative    ative     Deriv-    Benefi-
                 Deri-       /Day/                or Disposed      (Month/Day/    (Instr. 3    Secur-   Secur-    ative     cial
                 vative       Year)               of (D) (Instr.   Year)          and 4)       ity      ities     Security: Owner-
                 Security                         3, 4 and 5)                                  (Instr.  Bene-     Direct    ship
                                                                                               5)       ficially  (D) or    (Instr.
                                                                                                        Owned at  Indirect  4)
                                                                                                        End of    (I)
                                                                                                        Month     (Instr.
                                                                                                        (Instr.   4)
                                                                                                        4)

                                                                 Date    Expira- Title  Amount
                                                                 Exer-   tion             or
                                                                 cisable Date           Number
                                                                                       of Shares
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                                       Code  V      A      D
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
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


                      By:  Attached hereto                        10/3/00
                           --------------------                  ---------
                           **Signature of Reporting Person          Date
                           Name:

**Intentional misstatements or ommisions of facts constitute Federal Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, SEE Instruction 6 for procedure.

Designated Filer: Resource Investors Management Company Limited Partnership Issuer Name and Trading Symbol: Texoil, Inc. (TXLI)
Statement for:  9/00

                                   SCHEDULE A
                      Non-Derivative Securities Disposed of

-----------------------------------------------------------------------------------------------------------------------------------
                                                         5. Amount of Securities
                                                          Beneficially Owned at      6. Ownership        7. Nature of Indirect
                    Name of Holder                            End of Month               Form             Beneficial Ownership
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
Resource Investors Management Company Limited                             225,215         I          By RIMCO Partners, L.P. II(1)
Partnership ("RIMCO")
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                                                                           96,521         I          By RIMCO Partners, L.P. III(1)
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                                                                          257,388         I          By RIMCO Partners, L.P. IV(1)
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                                                                          579,124
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RIMCO Associates, Inc. ("Associates")                                     225,215         I          By RIMCO Partners, L.P. II(2)
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                                                                           96,521         I          By RIMCO Partners, L.P. III(2)
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                                                                          257,388         I          By RIMCO Partners, L.P. IV(2)
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                                                Total:                    579,124
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RIMCO Partners, L.P. ("RIMCO I")                                                0
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Roy V. Hood                                                               225,215         I          By RIMCO Partners, L.P. II(3)
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                                                                           96,521         I          By RIMCO Partners, L.P. III(3)
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                                                                          257,388         I          By RIMCO Partners, L.P. IV(3)
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                                                Total:                    579,124
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David R. Whitney                                                          225,215         I          By RIMCO Partners, L.P. II(4)
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                                                                           96,521         I          By RIMCO Partners, L.P. III(4)
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                                                                          257,388         I          By RIMCO Partners, L.P. IV(4)
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                                                                          579,124
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A. Lee Jorden                                                             225,215         I          By RIMCO Partners, L.P. II(5)
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                                                                           96,521         I          By RIMCO Partners, L.P. III(5)
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                                                                          257,388         I          By RIMCO Partners, L.P. IV(5)
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                                                Total:                    579,124
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

----------------------


(1) Resource Investors Management Company Limited Partnership ("RIMCO") is the managing general partner of, and has a 1% profits interest in, RIMCO Partners, L.P. ("RIMCO I") Partners, L.P. II ("RIMCO II"), RIMCO Partners, L.P. III ("RIMCO III"), and RIMCO Partners, L.P. IV ("RIMCO IV").

(2) RIMCO Associates, Inc. ("Associates") is the managing general partner of, and has a 55% interest in RIMCO, which is the managing general partner, of, and has a 1% profits interest in, RIMCO I, RIMCO II, RIMCO III and RIMCO IV.

(3) Roy V. Hood is a managing director of RIMCO and a shareholder and President and director of Associates.

(4) David R. Whitney is a managing director of RIMCO and a shareholder and Vice President, Treasurer and Secretary and a director of Associates.

(5) A. Lee Jorden is a managing director of RIMCO and a shareholder and a Vice President and director of Associates.

                                   SIGNATURES


         After reasonable inquiry and to the best of the knowledge and belief of each of the following reporting persons, each reporting person certifies that the information set forth in this statement is true, complete and correct.

Date:  October 3, 2000            Resource Investors Management Company Limited
                                  Partnership
Signature:                        By:  RIMCO Associates, Inc.,
                                       Its General Partner

                                  By: /s/ David R. Whitney
                                      -------------------------------------
                                      Name:  David R. Whitney
                                      Title:    Vice President

Date:  October 3, 2000            RIMCO Associates, Inc.

Signature:                        By: /s/ David R. Whitney
                                      -------------------------------------
                                      Name:  David R. Whitney
                                      Title:    Vice President

Date:  October 3, 2000            RIMCO Partners, L.P.
                                  By:  Resource Investors Management
Signature:                             Company Limited Partnership,
                                       Its General Partner
                                       By:  RIMCO Associates, Inc.,
                                            Its General Partner

                                  By: /s/ David R. Whitney
                                      -------------------------------------
                                      Name:  David R. Whitney
                                      Title:    Vice President
Date:  October 3, 2000
                                  /s/ Roy V. Hood*
                                  -----------------------------------------
Signature:                        Roy V. Hood

Date:  October 3, 2000
                                  /s/ A. Lee Jorden*
                                  -----------------------------------------
Signature:                        A. Lee Jorden



Date:  October 3, 2000
                                  /s/ David R. Whitney
                                  -----------------------------------------
Signature:                        David R. Whitney


*By: /s/ David R. Whitney
     -------------------------------------------
     David R. Whitney, Attorney-in-Fact



                                      -2-